Exhibit 99.1

PepGen Appoints Joseph Vittiglio, Esq., as Chief Business and Legal Officer

BOSTON — December 8, 2025-- PepGen Inc. (Nasdaq: PEPG), a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases, today announced the appointment of Joseph Vittiglio, Esq., as Chief Business and Legal Officer. Mr. Vittiglio brings more than two decades of executive leadership experience across legal, compliance, corporate development, and corporate governance within public biotechnology companies.

“Joe is a deeply experienced legal and business leader with a proven track record guiding companies through complex transactions, regulatory milestones, financings, product launches, and strategic partnerships,” said James McArthur, PhD, President and Chief Executive Officer of PepGen. “We are excited to welcome him to PepGen’s executive leadership team as we continue to make significant progress advancing our PGN-EDODM1 program and prepare for the anticipated 2026 readouts from the 5 mg/kg and 10 mg/kg cohorts in our FREEDOM2-EDODM1 multiple ascending dose study in DM1 patients.”

Mr. Vittiglio joins PepGen after providing extensive consulting support to the Company in 2025. He most recently served as Chief Business and Legal Officer and Corporate Secretary at bluebird bio, where he led global legal, compliance, and business development; supported the approval and launch of three U.S. gene therapy products; advanced ex-U.S. partnering; and completed more than $400 million in financings. Prior to bluebird, he served as Chief Business and Legal Officer at Finch Therapeutics, guiding the company’s IPO, building its public-company governance and compliance functions, and overseeing a global IP portfolio of more than 50 patent families. Previously, he was Chief Business Officer and General Counsel at AMAG Pharmaceuticals, supporting major corporate transactions, multiple product launches, significant financings, and all legal, compliance, and business development for a commercial organization generating over $400 million annually. Earlier in his career, he held senior legal roles at Flexion Therapeutics, AVEO Pharmaceuticals, and Oscient Pharmaceuticals, after beginning his legal career at Mintz. Mr. Vittiglio holds a J.D. from Northeastern University School of Law and a B.A. in International Relations from Tufts University.

About PepGen

PepGen Inc. is a clinical-stage biotechnology company developing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases. PepGen’s Enhanced Delivery Oligonucleotide (EDO) platform is founded on over a decade of research and development and leverages cell-penetrating peptides to improve the uptake and activity of conjugated oligonucleotide therapeutics. Using these EDO peptides, the Company is generating a pipeline of oligonucleotide therapeutic candidates designed to target the root cause of serious diseases.

For more information, please visit PepGen.com. Follow PepGen on LinkedIn and X.

Investor Contact
Laurence Watts
New Street Investor Relations
laurence@newstreetir.com

Exhibit 99.1

Media Contact

Julia Deutsch

Lyra Strategic Advisory

Jdeutsch@lyraadvisory.com